EXHIBIT 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION ANNOUNCES THIRD QUARTER 2006 RESULTS
     Tempe, Ariz., November 1, 2006/PRNewswire/ — Rockford Corporation (NASDAQ: ROFO) today announced financial results for the third quarter, ended September 30, 2006.
     A soft market for mobile audio products continued to impact net sales as it has throughout 2006. For the third quarter of 2006 net sales decreased 29.8% to $21.2 million compared to $30.2 million in the third quarter of 2005.
     W. Gary Suttle, chief executive officer, commented, “In line with our earlier expectations, the sales environment in the third quarter of 2006 was very tough. We expect this tough environment to continue into the fourth quarter of 2006. We continue to see a structural change in the industry as it moves more toward an OEM model and away from the aftermarket channel. Despite this structural change, the aftermarket specialist channel is still our largest market segment and in 2007 we expect to implement programs to further support and strengthen the channel.
     “The persistent softness in the mobile audio aftermarket throughout 2006 appears to be an industry-wide issue. We do not believe that Rockford has lost significant market share to the competition in this down market.
     “We continue to accelerate our outsourcing efforts, which was a primary reason for the streamlining of operations we announced earlier in the third quarter 2006. We believe simplification of our core product lines, acceleration of outsourcing initiatives, and the reduction in staff associated with these changes, will position us to be more competitive and efficient going forward.”
     Gross margin in the third quarter of 2006 decreased 250 basis points to 28.4% compared to 30.9% in the third quarter of 2005. The decrease in gross margin in the quarter, as a percentage of net sales, was primarily due to lower net sales, partially offset by lower cost of goods sold due to outsourcing and higher royalty revenue.
     For the third quarter of 2006, operating expenses decreased 3.1% to $8.7 million compared to $9.0 million in the year-ago period. As a percentage of net sales, operating expense was 41.1% for the quarter ended September 30, 2006 versus 29.8% in the year-ago period. The 2006 expense includes approximately $1.2 million in restructuring expense resulting from employee severance costs and other post-employment related costs. The restructuring expenses were the result of the streamlining of Rockford’s operations announced during the third quarter.
     Sales and marketing expense decreased primarily due to lower net sales. Research and development costs were up slightly due to increased new product development activities in preparation for the new 2007 product lines.
     Operating loss for the quarter was $(2.7) million compared to operating income of $0.3 million in the year-ago period.
     Net loss for the quarter was $(3.0) million compared to a net loss in the year-ago period of $(0.4) million. Net loss per share was $(0.32) for the third quarter 2006 compared to a basic net loss of $(0.05) per share for the same period in 2005.
     Inventories at September 30, 2006 increased 21.9% to $22.7 million compared to $18.6 million at December 31, 2005. The increase in inventory is due primarily to greater than expected softness in sales, in addition to the build out of some existing products in preparation for 2007 new product introductions.
     Rockford’s outstanding balance on its asset-based credit facility at September 30, 2006 was $11.1 million compared to $6.1 million at December 31, 2005. This was due primarily to the increase in inventory and the operating loss incurred during the period.
     Mr. Suttle concluded, “We expect to see continued sales declines in the fourth quarter 2006 and to sustain a net loss in the fourth quarter and full year of 2006. These adverse financial expectations are driven by difficult market conditions in today’s mobile audio industry. Despite these unfavorable short-term expectations, we are firmly focused on our product plans for 2007 and our outsourcing opportunities. We expect our new product development team will deliver the best-designed products we have ever had and we expect our outsourcing efforts will allow us to deliver them to our customers in a more efficient manner than in the past. We expect these efforts should position us for profitability in 2007.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved, Rockford’s sales were significantly lower in the third quarter of 2006 compared to 2005. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives and may require additional financing to maintain its current business activities. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.

     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Nine Months Ended September 30, 2006 and September 30, 2005
($000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$21,217	$30,213	$82,813	$107,746
Cost of goods sold	15,201	20,886	58,567	75,367

Gross profit	6,016	9,327	24,246	32,379

Operating expenses	8,713	8,991	27,300	31,176

Operating income (loss)	(2,697)	336	(3,054)	1,203
Interest and other expense (income), net	222	(336)	898	1,280

Income (loss) from continuing operations before income taxes	(2,919)	672	(3,952)	(77)
Income tax expense (benefit)	—	(15)	—	4

Income (loss) from continuing operations	(2,919)	687	(3,952)	(81)
Discontinued operations:
Loss from disposal of discontinued operations, net of taxes	—	(936)	—	(936)
Loss from discontinued operations, net of taxes	(47)	(169)	(155)	(312)

Total loss from discontinued operations	(47)	(1,105)	(155)	(1,248)

Net loss	$(2,966)	$(418)	$(4,107)	$(1,329)

Income (loss) per common share:
Income (loss) from continuing operations
Basic	($0.31)	$0.07	$(0.42)	$(0.01)

Diluted	($0.31)	$0.07	$(0.42)	$(0.01)

Loss from discontinued operations
Basic	$(0.01)	$(0.12)	$(0.02)	$(0.13)

Diluted	$(0.01)	$(0.12)	$(0.02)	$(0.13)

Net loss
Basic	$(0.32)	$(0.05)	$(0.44)	$(0.14)

Diluted	$(0.32)	$(0.04)	$(0.44)	$(0.14)

Shares used to calculate net income (loss) per share:
Basic	9,388	9,264	9,386	9,243

Diluted	9,388	9,416	9,386	9,243

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At September 30, 2006 and December 31, 2005
(In thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	19,451	24,721
Inventories	22,704	18,618
Prepaid expenses and other current assets	3,663	4,069
Current assets of discontinued operations	—	289
Total current assets	45,818	47,697

Property and equipment, net	2,846	3,104
Other assets	1,382	1,497

Total assets	$50,046	$52,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,540	$10,182
Accrued warranty	1,850	1,982
Other accrued liabilities	5,430	6,207
Current portion of capital lease & other long-term liabilities	42	—
Asset-based credit facility	11,050	6,109

Total current liabilities	25,912	24,480

Notes payable	9,255	9,187
Long-term portion of capital lease & other long-term liabilities	111	—

Total liabilities	35,278	33,667

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,778	37,548
Retained deficit	(23,515)	(19,408)
Accumulated other comprehensive income	411	397

Total shareholders’ equity	14,768	18,631

Total liabilities and shareholders’ equity	$50,046	$52,298

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